CHINA CENTURY DRAGON MEDIA, INC.

CHARTER OF THE NOMINATING COMMITTEE

Adopted as of November 17, 2010

I. Purpose

The purpose of the Nominating Committee (the "Committee") of China Century Dragon Media, Inc. (the “Company”) is to aid the Board of Directors (the "Board"), the Chairman and the Chief Executive Officer in the areas of membership selection.

II. Membership and Structure

The Committee will be composed of at least two directors, all of whom satisfy the definition of "independent" under the listing standards of the NYSE Amex LLC.  The Committee members will be appointed by the Board and may be removed by the Board in its discretion. The Committee shall have the authority to delegate any of its responsibilities to subcommittees as the Committee may deem appropriate, provided the subcommittees are composed entirely of independent directors.

III. Meetings

The Committee shall meet as often as its members deem necessary to perform the Committee's responsibilities.

IV. Committee Authority and Responsibilities

The Committee will have the authority, to the extent it deems necessary or appropriate, to retain a search firm to be used to identify director candidates. The Committee shall have sole authority to retain and terminate any such search firm, including sole authority to approve the firm's fees and other retention terms. The Committee shall also have authority, to the extent it deems necessary or appropriate, to retain other advisors. The Company will provide for appropriate funding, as determined by the Committee, for payment of compensation to any search firm or other advisors employed by the Committee.

The Committee will make regular reports to the Board and will propose any necessary action to the Board. The Committee will review and reassess the adequacy of this charter annually and recommend any proposed changes to the Board for approval. The Committee will annually evaluate the Committee's own performance.

The Committee, to the extent it deems necessary or appropriate, will:

•	Approve director nominations to be presented for stockholder approval at the Company's annual meeting and fill any vacancies on the Board.

•	Consider any nominations of director candidates validly made by stockholders.

V. Nomination Process

The Committee has the authority to lead the search for individuals qualified to become members of the Board of the Company and to select or recommend to the Board nominees to be presented for stockholder approval. The Committee will select individuals who have high personal and professional integrity, have demonstrated ability and sound judgment and are effective, in conjunction with other director nominees, in collectively serving the long-term interests of the Company's stockholders. The Committee also shall consider the diversity of the Board in identifying and recruiting potential nominees for directorship. Such consideration shall include each individual’s ability to enhance differences of viewpoint, professional experience, education, skill, and other individual qualities among the members of the Board.  The Committee may use its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Committee may meet to discuss and consider candidates' qualifications and then choose a candidate by majority vote.

The Committee will consider nominees for the Board recommended in good faith by the Company's stockholders, provided those nominees meet the requirements of the NYSE Amex LLC. Stockholders should submit the candidate's name, credentials, contact information and his or her written consent to be considered as a candidate. These recommendations should be submitted in writing to the Company Secretary. The proposing stockholder should also include his or her contact information and a statement of his or her share ownership (how many shares owned and for how long). The Committee may request further information about stockholder recommended nominees in order to comply with any applicable laws, rules or regulations or to the extent such information is required to be provided by such stockholder pursuant to any applicable laws, rules or regulations.